Exhibit 99.1

Contact:
Kevin Gregory, CFO
(859) 586-0600 x1424
kgregory@pomeroy.com

Pomeroy IT Solutions Names Keith Coogan as CEO and President, and Ken Waters as Chairman of the Board of Directors.

Hebron, KY – October 16, 2007 – Pomeroy IT Solutions, Inc. (NASDAQ:PMRY) a technology and services solution provider, today announced that its board of directors has named  Keith R. Coogan to serve as the company’s Chief Executive Officer and President.  Mr. Coogan will also serve on the company’s Board of Directors.

The company further announced Kenneth R. Waters has been named as non-executive Chairman of the Board of Directors.

“Our search for a new Chief Executive Officer and President has been focused and thorough.  Keith came to our attention because of his demonstrated ability to lead top performing teams and his track record of driving shareholder value.  He is a proven executive; exhibiting a strong mix of strategic, analytic, and leadership skills.  Keith will work with the Company’s management to expand key strategic relationships, drive business growth and improve the competitive positioning of the company”, said Waters.

"I look forward to working with the Board of Directors, our partners, our customers and, most importantly our employees, to further enhance our shareholder value.  With our focus on providing superior customer service and execution, we will continue to enable our customers to improve their competitive strengths through our value added IT products and professional services.  I want to thank the Board of Directors for this opportunity and the confidence they have expressed in me,” said Coogan.

Coogan, 55, most recently served as the Chief Executive Officer of Software Spectrum, Inc. a global software reseller with over two billion dollars in annual sales. Coogan joined Software Spectrum in 1990 as Vice President of Finance, and was named Executive Vice President & Chief Operating Officer in 1996 and President in 1998.  Shortly after the sale of Software Spectrum to Level (3) Communications, Inc. (NASDAQ: LVLT) in 2002, Coogan was promoted to Chief Executive Officer, a role he continued until the sale of Software Spectrum to Insight Enterprises, Inc. (NASDAQ:  NSIT) in September 2006.

Coogan holds a bachelor's of Science degree, in accountancy from Indiana State University, and is a Certified Public Accountant.  He also serves on the board of directors for Kronos Worldwide, Incorporated (NYSE:KRO) and Titanium Metals Corporation (NYSE:TIE).

Waters, 56, has been a Member of the Board of Directors since June 2004.  Mr. Waters is currently President of KRW LLC, a private consulting company, and Chief Executive Officer of E-Seek Inc., a private ID hardware company. Previously, he served as Chief Executive Officer of Computerland from 1986 – 1988 and President of Mircroage, Inc. from 1993 – 1996.  He also was previously a director of the company from April 1997 until January 1999, and from June 2001 until January 2003.   Mr. Waters has been active in the information technology industry since 1978, serving in a variety of executive capacities.

Exhibit 99.1
About Pomeroy IT Solutions, Inc.

As a technology services and solutions provider, Pomeroy IT Solutions unites core competencies in IT Outsourcing Services and Professional Services.  Some of the Company’s services include consulting, project management, application development, integration, staffing, and technology sourcing.  Pomeroy’s capabilities as an end-to-end services and technology sourcing provider set the Company apart as a unique, one-stop alternative.  This combination helps its Fortune 1000, government, and mid-market clients realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs and improve profitability.

Forward-Looking Statements

Certain of the statements in the preceding paragraphs regarding financial results constitute forward-looking statements.  These statements related to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our markets’ actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward looking statements.   These risks and other factors you should specifically consider include but are not limited to:  changes in customer demands or industry standards, existing market and competitive conditions including the overall demand for IT products and services, the nature and volume of products and services anticipated to be delivered, the mix of the products and services businesses, the type of services delivered, the ability to successfully attract and retain customers,  and to sell additional products and service to existing customers, the ability to timely bill and collect receivables, the ability to maintain a broad customer base to avoid dependence on any single customer,  the need to successfully attract and retain outside consulting services, the ability to identify and successfully integrate new acquisitions by the Company, terms of vendor agreements and certification programs and the assumptions regarding the ability to perform there under, the ability to implement the company’s best practices strategies, the ability to manage risks associated with customer projects, adverse or uncertain economic conditions, loss of key personnel, litigation and the ability to attract and retain technical and other highly skilled personnel.  In some cases, you can identify forward-looking statements by such terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, “projects”, “intends”, “prospects”, “priorities”, or negative of such terms or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.